Exhibit 99.1

NEWS BULLETIN
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Old Republic International Corporation
307 North Michigan Avenue, Chicago, IL 60601-5382 312/346-8100
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For Further Information:

AT OLD REPUBLIC:                        AT FINANCIAL RELATIONS BOARD:
A.C. Zucaro                             George Zagoudis
Chairman & CEO                          General Information
(312) 346-8100                          (312) 640-6663
                                        gzagoudis@financialrelationsboard.com

AT FINANCIAL RELATIONS BOARD:           AT FINANCIAL RELATIONS BOARD:
Leslie Loyet                            Tim Grace
Analysts/Investors                      Media Inquiries
(312) 640-6672                          (312) 640-6667
lloyet@financialrelationsboard.com      tgrace@financialrelationsboard.com
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FOR IMMEDIATE RELEASE                                                 NYSE: ORI
TUESDAY, MARCH 8, 2005


                     OLD REPUBLIC INTERNATIONAL CORPORATION
                      RAISES CASH DIVIDEND ON COMMON STOCK


CHICAGO, IL - March 8, 2005 - The Board of Directors of Old Republic International Corporation (NYSE: ORI) announced it will raise the regular quarterly cash dividend on its common stock to 17 cents per share beginning with the 2005 second quarter dividend. This represents a 30.8 percent increase from the current quarterly dividend rate of 13 cents per share. The second quarter dividend is usually declared at the May board meeting.

This increase will mark the twenty-fourth consecutive year that Old Republic has boosted its cash dividend rate. The company has paid cash dividends without interruption for 64 years.

"On an annualized basis, the new dividend rate falls within our policy of paying out 20 to 30 percent of average recurring earnings for the latest five years," said Chairman and Chief Executive Officer A. C. Zucaro. "Our ability to provide these recurring increases in cash dividends to our shareholders reflects our confidence in the prospects of our business as a solid, long-term investment."

About Old Republic

Chicago-based Old Republic International Corporation is an insurance holding company whose subsidiaries market, underwrite and provide risk management services for a wide variety of coverages in the property and liability, mortgage guaranty and title insurance fields. One of the nation's 50 largest publicly owned insurance organizations, Old Republic has assets of approximately $10.6 billion and shareholders' equity of $3.87 billion. Its current stock market valuation is approximately $4.39 billion.

For the latest news  releases  and other  corporate  documents  on Old  Republic
                    International visit www.oldrepublic.com



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